                                                                    Exhibit 10.1


                                G.D. SEARLE & CO.





                           THERAPEUTIC ANTIBODIES INC







                    ANTIBODY DEVELOPMENT AND SUPPLY AGREEMENT











                                  MAY 20, 1998

                                TABLE OF CONTENTS

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                                                                            PAGE
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
1.  Definitions...............................................................1

2.  Preclinical Development of Antidote.......................................5

3.  Clinical Trials of Antidote...............................................6

4.  Regulatory Approvals......................................................6

5.  Manufacturing and Supply..................................................8

6.  Distribution License.....................................................10

7.  Marketing of Antidote....................................................11

8.  Payments.................................................................11

9.  Audit Rights, Records, and Reporting.....................................12

10. Order Procedure..........................................................13

11. Shipment, Risk of Loss, and Delivery.....................................14

12. Compliance...............................................................15

13. Trademarks and Proprietary Rights........................................18

14. Duration and Termination of Agreement....................................19

15. Indemnification..........................................................21

16. Representation and Warranties............................................22

17. Disclaimer of Warranties; Limited Liability..............................23

18. Confidentiality..........................................................24

19. Enforcement..............................................................25

20. Noncompete...............................................................25

21. General..................................................................25

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                                    SCHEDULES

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                                                                            Page
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
2.2    Global Development Plan...............................................30

5.1    Specifications........................................................31

8.1    Payments..............................................................32

16.4   Patents...............................................................33

                    ANTIBODY DEVELOPMENT AND SUPPLY AGREEMENT


         This Antibody Development and Supply Agreement is made and entered into this 20th day of May 1998 (the "Effective Date"), among G.D. SEARLE & CO., a Delaware corporation having its principal offices in Skokie, Illinois ("Searle"), and THERAPEUTIC ANTIBODIES INC, a Delaware corporation having its principal offices in Nashville, Tennessee ("TAb"). Searle and TAb may be referred to herein as a "Party" or collectively as "Parties."

                              W I T N E S S E T H:

         WHEREAS, TAb has developed and is the sole owner of all worldwide right, title, and interest in and to certain antibody products.

         WHEREAS, Searle desires to enter into a collaborative relationship to
support the preclinical and clinical development of     *     .

         WHEREAS, the parties desire to enter into an agreement establishing terms under which the parties will develop the Antidote (as defined herein), conduct preclinical and clinical trials of the Antidote, seek regulatory approval to market the Antidote, and provide Searle with exclusive, worldwide rights to manufacture (subject to the conditions set forth herein), use, market
and sell the Antidote for use in      *     .

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

         1.       Definitions.

                  1.1 "Antidote" means a certain polyclonal-antibodies product
derived only from     *      ("      *      Antibody"), which excludes human
sequence antibodies derived from genetically engineered manufacturing or sources, and solely owned by TAb and developed pursuant to this Agreement in
order to      *     .

                  1.2 "Batch" means one (1) production lot of the Antidote consisting of 500 to 1,000 units.

                  1.3 "Certificate of Analysis" means a certificate issued by TAb which states the Specifications, indicates the final release test results and includes documentation of any Batch deviations.

                  1.4 "Certificate of Compliance" means a certificate issued by TAb stating that a Batch has been Processed and Packaged in accordance with the Specifications and with GMPs (as defined herein).



*  Confidential treatment requested. Omitted material filed separately.

                  1.5 "Clinical Trials" shall mean any and all investigations, evaluations, or experiments conducted on human beings in relation to the Antidote.

                  1.6 "Commencement Date" means the date on which TAb receives its first Regulatory Approval (as defined herein) for the Antidote.

                  1.7 "Confidential Information" means, with respect to a Party, all information obtained or developed which relates to the business of the other Party or the Antidote or Material, regardless of the form in which such information is transmitted, including, without limitation, all such information previously obtained by a Party pursuant to the Confidentiality Agreement dated January 6, 1998, between TAb and Searle (the "Confidentiality Agreement"), all information furnished to a Party by another Party in relation to the Antidote or Material pursuant to this Agreement, all Results, and all Trade Secrets. The following shall not be considered Confidential Information for purposes hereof:

                  (a) Information that is already in the possession of the receiving Party, other than under an obligation of confidentiality, at the time of disclosure, so long as the receiving Party promptly notifies the disclosing Party of its belief that the information is excepted under the terms of this subsection;

                  (b) Information received from a Person which has the right to disclose the same, so long as the receiving Party promptly notifies the disclosing Party of its belief that the information is excepted under the terms of this subsection;

                  (c) Information that is or becomes publicly available without the fault of the receiving Party; or

                  (d) Information that the receiving Party is obligated to produce pursuant to an order of a court of competent jurisdiction or a valid administrative order; provided that if the receiving Party is subject to such an order, it must promptly notify the disclosing Party and cooperate with the disclosing Party's efforts to contest or limit the scope of such order.

In the event of a dispute regarding the applicability of the above exceptions to the definition of Confidential Information, the receiving Party shall have the burden of producing clear and convincing proof that the information should be excepted from the definition of Confidential Information.

                  1.8 "Documentation" means any and all labels, instructions (including without limitation instructions for storage and handling), manuals, analytical and all other specifications, testing methods, warnings and similar documentation relating to the Antidote prepared by or for TAb other than documentation relating to the Material (as defined herein).

                  1.9 "End User" means a Person who purchases the Antidote for such Person's own use or for administration to patients, and not for redistribution.

                  1.10 "FDA" means the United States Food and Drug Administration, or the successor thereto.

                  1.11 "Gross Profit" means Net Sales Revenue less Supply Price.

                  1.12 "IND" means the Investigational New Drug application, together with all documents, data and other information concerning the Antidote that are required to be included in such application, filed or submitted with the FDA in the U.S.A., or the equivalent application to the appropriate governing health authority of any other country or group of countries in the Territory, for the purpose of obtaining approval or authority to commence or to continue human clinical trials in such country for the purpose of seeking general marketing approval.

                  1.13 "Manufacturing Costs" means TAb's costs of manufacturing the Antidote, including without limitation TAb's costs of raw materials, labor, manufacturing and packaging costs and expenses, overhead amounts applicable to such manufacturing (including without limitation appropriately amortized capital equipment costs and excluding non-manufacturing overhead and allocations), calculated in accordance with generally accepted accounting principles consistently applied.

                  1.14 "Material" means any chemical compound samples and
structures of      *        and      *      supplied by Searle to TAb.

                  1.15 "Net Sales Revenue" means the aggregate amount billed by Searle, directly or indirectly, for the sale of the Antidote, less (a) trade, cash and quantity and promotional discounts, (b) excise, sales, value added or other taxes imposed upon and paid by Searle with respect to such sales (excluding taxes based on income), (c) freight, insurance and other transportation charges included in the amount billed, (d) amounts repaid or credited by reason of rejections, defects, recalls, or returns for failure to meet Specifications (e) the total of (i) the amount billed by Searle to its customers for Antidote that was later returned for reasons other than failure to meet Specifications (including Antidote returned as a result of expired shelf life), less (ii) Supply Price for such returned Antidote and (f) rebates, chargebacks or discounts pursuant to agreements with customers or applicable laws.

                  1.16 "Packaging" means the procedures of filling, inspecting, labeling, packaging and packing of the Antidote (either in bulk or finished form) or any part thereof in accordance with the Specifications. The terms "Package," "Packaged" and "Packaging" in this Agreement shall have the identical meaning.

                  1.17 "Person" means an individual, corporation, company, partnership, trust, association, governmental authority or other entity.


*  Confidential treatment requested. Omitted material filed separately.

                  1.18 "Processing" means the compounding, component preparation, testing, and other procedures, or any part thereof, involved in manufacturing the Antidote in accordance with the Specifications. The terms "Process," "Processed" and "Processing" in this Agreement shall have the identical meaning.

                  1.19 "Proprietary Rights" means the rights and properties described in Section 13.3.

                  1.20 "Raw Materials" means the active ingredients, excipients, components, labels, labeling, packaging boxes, and shipping containers necessary for the Processing and Packaging of the Antidote as listed in the master batch records other than the Material.

                  1.21 "Regulatory Approval" means, with respect to a country, all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport, and sale of the Antidote in such
country for use in     *      .

                  1.22 "Regulatory Authorities" means the FDA, as well as the national regulatory authorities of the countries within the Territory with responsibility for regulating the testing, manufacture, distribution, sales or specific use of the Antidote.

                  1.23 "Regulatory Filing" shall mean an application for Regulatory Approval and any other filing pursuant to the regulations and procedures required by any Regulatory Authority in the Territory for the testing, manufacture, distribution, sale, or specific use of the Antidote.

                  1.24 "Results" means all technology, ideas (whether or not copyrightable), know-how, data, improvements, modifications, innovations, inventions, methodology, processes, techniques, and results, tangible and intangible, developed or discovered by TAb or Searle in connection with the Global Development Plan (as defined herein), and Regulatory Approvals contemplated by Sections 2, 3, and 4, or otherwise in connection with this Agreement that relate to the Antidote per-se, use of the Antidote, or manufacture of the Antidote, and Searle expressly disclaims any ownership in the Antidote or in any intellectual property related to the manufacture, use, or sale of the Antidote. Any technology, ideas (whether or not copyrightable), know-how, data, improvements, modifications, innovations, inventions, methodology, processes, techniques, and results, tangible and intangible, which are developed or discovered by Searle or TAb in relation to the Material and do not relate to the Antidote, are expressly excluded from the foregoing, and TAb expressly disclaims any ownership in the Material or in any intellectual property, related to the manufacture, use or sale of the Material, discovered, developed, or created pursuant or incident to this Agreement other than that relating to the Antidote per-se, use of the Antidote, or manufacture of the Antidote.

*  Confidential treatment requested. Omitted material filed separately.

                  1.25 "Supply Price" means the price to be paid by Searle to TAb for orders of the Antidote for all purposes other than for preclinical development and Clinical Trials in accordance with the Global Development Plan (as defined herein). Such purposes shall include, without limitation, for treatment, compassionate use, or distribution. Subject to the adjustments set forth in Section 5.3, the Supply Price per unit of the Antidote shall be equal
to the greater of (a)     *       or (b)     *      ; provided that so long as
the unit size is less than or equal to 1.5 grams, the Supply Price per unit
shall not exceed      *     . In the event that the size of any unit of Antidote
supplied to Searle is greater than 1.5 grams, then the Parties shall negotiate in good faith to adjust such Supply Price.

                  1.26 "Territory" means all of the countries and territories of the world.

                  1.27 "Trademarks" means all trademarks, trade names, and other designations of origin under which the Antidote is marketed. Each Trademark shall be chosen, owned and maintained by Searle; provided each such Trademark shall be one to which TAb has no reasonable objection.

                  1.28 "Trade Secrets" means all techniques, technology, processes, and know-how related to production and purification of polyclonal antibodies developed by TAb or any agent thereof, including (a) the design and syntheses of immunogens which can produce high affinity antibodies in large
quantities, (b) the selection, immunization, and handling of    *    to produce
therapeutic polyclonal antibodies (including breed comparison studies), (c) the aseptic collection and handling of antisera, and (d) closed systems for fully processing and purifying antibodies; types and configuration of processing equipment; lists of suppliers; development plans; methods of operation and management; cost control methods; methods of setting prices; reporting methods; quality assurance programs; information systems; training manuals; databases; production solutions; financial information.

         2.       Preclinical Development of Antidote.

                  2.1 The Parties intend to work cooperatively to pursue development of the Antidote in order to obtain Regulatory Approval of the
Antidote for use in      *      as soon as practicable using commercially
reasonable efforts in accordance with the terms of this Agreement.

                  2.2 Within seventy-five (75) days of the Effective Date, the Parties shall prepare a "Global Development Plan", including budgets and listing planned countries of clinical trials and registrations, pursuant to which the parties shall allocate responsibilities for development matters, including without limitation the following:

                           (i) selecting and designing the immunogen(s) that
will be used to develop the Antidote,


*  Confidential treatment requested. Omitted material filed separately.

                           (ii) identifying the studies anticipated to be
conducted,

                           (iii) specifying the steps involved in producing and
evaluating the antisera and in completing the preclinical studies,

                           (iv) identifying the method of formulating and
packaging the preclinical and clinical supplies of the Antidote, and

                           (v) identifying the required manufacturing
investments.

                  TAb responsibilities under the Global Development Plan include, but are not limited to, delivery of the formulated Antidote to Searle
for    *   testing for efficacy, and performing toxicology studies; provided that TAb is entitled to reimbursement from Searle of the Manufacturing Costs of the Antidote so delivered. The Global Development Plan shall also specify the criteria for the commencement and continuation of preclinical studies at mutual and synchronized decision points. After the Parties agree in writing to the contents of the Global Development Plan, it shall be attached hereto as Schedule 2.2, and may only be modified by written agreement of the Parties. If the Global Development Plan is not adopted and agreed to in writing within seventy-five
(75) days of the Effective Date, then this Agreement shall terminate automatically, and each Party shall immediately return the Confidential Information of the other Party to such other Party. Upon termination of this Agreement pursuant to this Section 2.2, TAb shall immediately refund to Searle
(i) the amount of the Signing Payment less any expenditures incurred by TAb for its funding requirements under Section 2.3; and (ii) any advance payments by Searle of a portion of the Supply Price for any unfilled Purchase Orders, less documented Manufacturing Costs corresponding to unfilled Purchase Orders.

                  2.3 TAb shall be responsible for providing all funding required to support the conduct of TAb's activities in meeting its responsibilities under this Agreement and as set forth in the Global Development Plan. The Signing Payment (as defined in Schedule 8.1) shall be used solely for expenditures incurred by TAb in meeting its funding requirements hereunder.

                  2.4 Searle shall be responsible for providing all funding required to support the conduct of Searle's activities in meeting its responsibilities under this Agreement and as set forth in the Global Development Plan.

                  2.5 The Parties will each use all commercially reasonable efforts to meet their respective obligations under the Global Development Plan as soon as practicable, subject to applicable regulatory and legal requirements.

         3.       Clinical Trials of Antidote.

                  3.1 TAb shall manufacture and supply Searle with preclinical and clinical


*  Confidential treatment requested. Omitted material filed separately.

requirements of the Antidote for conducting clinical trials in amounts set forth in the Global Development Plan as soon as practicable upon request by Searle. Within thirty (30) days of submission of invoice or receipt of the Antidote, whichever is later, Searle shall reimburse TAb for the Manufacturing Costs of the Antidote supplied for preclinical requirements or use in Clinical Trials; provided that in no event other than when the unit size of the Antidote at issue exceeds 1.5 grams, shall Manufacturing Costs per unit of Antidote exceed
    *      .

                  3.2 Searle shall be responsible for preparation, with TAb's advice and assistance, of a clinical plan and study reports for Clinical Trials for the Antidote as well as implementation thereof, including paying for, conducting, monitoring and using commercially reasonable efforts to expeditiously complete all Clinical Trials necessary for Regulatory Approval for the Antidote in the Territory in accordance with the Global Development Plan. TAb shall advise Searle on the preparation for and implementation of Clinical Trials in accordance with the Global Development Plan.

                  3.3 The Parties shall cooperate and provide access and reference to their respective Regulatory Filings as may be necessary for obtaining Regulatory Approvals for the Antidote and Material. The Parties shall also coordinate and exchange such information as may be necessary or useful in the conduct of Clinical Trials under the Global Development Plan regarding the FDA center for drug evaluation and review and the FDA center for biologic evaluation and review.

         4.       Regulatory Approvals.

                  4.1 Regulatory Approval in the United States of America

                  (a) TAb shall use all commercially reasonable efforts to expeditiously obtain Regulatory Approval in the United States of America ("U.S. Regulatory Approval") for the Antidote in accordance with the Global Development Plan and in collaboration with Searle. TAb shall be responsible for the preparation and filing of all required Regulatory Filings in the United States ("U.S. Regulatory Filings") for the Antidote. TAb shall provide Searle with written certification that the Antidote has obtained U.S. Regulatory Approval promptly upon receipt thereof.

                  (b) Searle shall assist TAb in the preparation and submission of all U.S. Regulatory Filings in accordance with the Global Development Plan and shall reimburse TAb for all reasonable direct out-of-pocket costs and expenses incurred in the preparation and submission of U.S. Regulatory Filings in accordance with the Global Development Plan and pre-approved by Searle, including without limitation, payments to contract research organizations, and all fees associated with obtaining or maintaining U.S. Regulatory Approval of the Antidote.

                  (c) TAb shall have the sole responsibility for communicating with the FDA with respect to the Antidote, provided that TAb shall provide Searle with a reasonable


*  Confidential treatment requested. Omitted material filed separately.

opportunity to review and comment upon all U.S. Regulatory Filings and U.S. Regulatory Approval concerning the Antidote, except as provided herein, prior to submissions of such documentation to the FDA. TAb shall provide Searle with an opportunity to review and comment upon any correspondence or other formal communication with the FDA concerning the Antidote or any U.S. Regulatory Filing for the Antidote. Searle agrees to identify non-material, routine, U.S. Regulatory Filings which TAb will not have to provide to Searle for review and comment.

                  (d) TAb shall use its best efforts to provide Searle with prior notice of all meetings, conferences and discussions scheduled with the FDA concerning any U.S. Regulatory Filings or U.S. Regulatory Approval for the Antidote. At all such meetings, conferences or discussions, Searle shall have the right to attend and participate, either in person or by telephone. TAb and Searle shall use their best efforts to agree in advance on the objectives to be accomplished at such meetings, conferences, and discussions and the agenda for the meetings, conferences, and discussions with the FDA.

                  (e) TAb shall provide to Searle, within twenty-four (24) hours after its receipt of such information, copies of any and all communications with or from the FDA about the manufacture, sale, promotion, distribution, or clinical investigation of the Antidote and any review of or inquiry about the Antidote by the FDA, the need for a remedial action related to one or more Batches of the Antidote (including a recall or withdrawal), or the initiation of any investigation, detention, seizure of or injunction against distribution of the Antidote by the FDA.

                  4.2 Regulatory Approvals Outside of the United States of
America

                  (a) In collaboration with TAb, Searle shall use all commercially reasonable efforts to expeditiously obtain Regulatory Approvals outside of the United States of America ("Non-U.S. Regulatory Approvals") for the Antidote in Searle's name to be held for the benefit of TAb in accordance with the Global Development Plan. Searle shall be responsible for the preparation and filing of all Regulatory Filings required outside of the United States ("Non-U.S. Regulatory Filings") for distribution of the Antidote in the Territory. Searle shall provide TAb with written certification that the Antidote has obtained a Non-U.S. Regulatory Approval, promptly upon receipt of the respective Non-U.S. Regulatory Approval.

                  (b) TAb shall assist Searle in the preparation and submission of all Non-U.S. Regulatory Filings in accordance with the Global Development Plan. Searle is responsible for all costs and expenses incurred in the preparation and submission of Non-U.S. Regulatory Filings in accordance with the Global Development Plan, including without limitation, payments to contract research organizations, and all fees associated with obtaining or maintaining Non-U.S. Regulatory Approvals of the Antidote.

                  (c) Searle shall have the sole responsibility for communicating with all Regulatory Authorities outside of the United States with respect to the Antidote, provided that

Searle shall provide TAb with a reasonable opportunity to review and comment upon the basic dossier prepared by Searle and provided to its affiliates for all Non-U.S. Regulatory Filings and Non-U.S. Regulatory Approvals concerning the Antidote prior to submissions of such dossier to Searle's affiliates. Searle shall provide TAb with an opportunity to review and comment upon any correspondence or other formal communication with any Regulatory Authorities outside of the United States concerning the Antidote or any Non-U.S. Regulatory Filing for the Antidote. Searle shall not make any material change in any non-U.S. Regulatory Filing without notifying TAb prior to submission of such documentation to the relevant Regulatory Authorities.

                  (d) Searle shall use its best efforts to provide TAb with prior notice of all meetings, conferences and discussions scheduled with any Regulatory Authorities concerning any Non-U.S. Regulatory Filings or Non-U.S. Regulatory Approval for the Antidote which involve major countries and are significant to such Regulatory Filings or Regulatory Approvals. At all such meetings, conferences or discussions, TAb shall have the right to attend and participate, either in person or by telephone. Searle and TAb shall use their best efforts to agree in advance on the objectives to be accomplished at such meetings, conferences, and discussions and the agenda for the meetings, conferences, and discussions with such Regulatory Authorities.

                  (e) Searle shall provide to TAb, within twenty-four (24) hours after its receipt of such information, copies of any and all communications with or from any Regulatory Authorities about the manufacture, sale, promotion, distribution, or clinical investigation of the Antidote outside of the U.S. and any review of or inquiry about the Antidote by all Regulatory Authorities outside of the U.S., the need for a remedial action related to one or more Batches of the Antidote (including a recall or withdrawal), or the initiation of any investigation, detention, seizure of or injunction against distribution of the Antidote outside of the U.S. by any Regulatory Authority.

                  4.3 Except as otherwise provided in this Agreement, all authorizations obtained for the Antidote hereunder shall be the sole and exclusive property of TAb and shall be held in the name of TAb. All Results shall be the sole and exclusive property of TAb, and Searle hereby assigns to TAb any and all right, title, and interest it may now or in the future have in the Results.

                  4.4 Each Party shall notify the other party within twenty-four
(24) hours after receiving information about the initiation of any investigation, review, or inquiry by any Regulatory Authority concerning the need for a remedial action related to one or more Batches of the Antidote (including a recall or withdrawal), the initiation of an investigation, detention, seizure of or injunction against distribution of the Antidote, or the initiation of an inspection of the facilities used in conjunction with the manufacturing or distribution of the Antidote by a Regulatory Authority.

                  4.5 Searle shall be solely responsible for making representations, responding to inquiries, and providing information to the FDA with respect to the Material.

         5.       Manufacturing and Supply.

                  5.1 The Antidote supplied by TAb to Searle shall be manufactured in compliance with (i) current Good Manufacturing Practices as promulgated by the FDA ("GMPs"), (ii) specifications developed by TAb and agreed to by Searle (the "Specifications") to be attached hereto as Schedule 5.1 after review by applicable Regulatory Authorities, and (iii) the Regulatory Approvals. The Antidote will be manufactured, packaged, and labeled entirely by TAb and/or a third party designated by TAb, to which Searle has no reasonable objection.

                  5.2 TAb shall have the exclusive supply rights to supply Searle and all of its affiliates and marketing collaborators with any and all
     *         Antibodies used by Searle as an antidote for the Material;
provided, however, that if TAb is unable to fill an order made pursuant to
Section 10.2 or Section 10.4 within six (6) months of the Agreed Delivery Date, Searle shall have the right to terminate the exclusive supply rights by written notice unless TAb provides a commercially reasonable explanation for the delay and a proposal to resolve the shortfall in supply for Searle's consent, which shall not be unreasonably withheld.

                  5.3 TAb shall provide Searle with regular updates with respect to production capacity for the Antidote so that the Parties may make good faith efforts to avoid or mitigate shortages in supply of Antidote and may encourage prompt or early delivery of the Antidote. Price adjustments for delivery of orders at times other than Agreed Delivery Dates shall be as follows:

                  (a) In the event that TAb fails to fill an order made pursuant to Section 10.2 or Section 10.4 by the Agreed Delivery Date, then Searle may give notice of such shortfall in supply to TAb. If TAb does not cover the shortfall in supply of the Antidote within thirty (30) days from the date of receipt of the notice (a "Notice of Supply Interruption"), then the Supply Price
for the amount of the shortfall shall be reduced by     *     . The Supply
Price for the amount of any respective shortfall for such order shall thereafter
be reduced by an additional     *       per month, subject to a maximum price
reduction of      *      after six (6) months.

                  (b) If, upon Searle's request, TAb fills an order for Antidote more than thirty (30) days and less than sixty (60) days before the delivery date agreed upon pursuant to Section 10.2 or Section 10.4 (the "Agreed Delivery Date"), then the Supply Price for the amount of Antidote delivered early shall
be increased by      *     . If, upon Searle's request, TAb fills an order sixty
(60) or more days prior to the Agreed Delivery Date, then TAb may increase the
Supply Price for the amount of Antidote delivered early at a rate of     *
for each month occurring between (i) the actual delivery date and (ii) the date that is sixty (60) days before the Agreed Delivery Date, subject to a maximum
price increase of      *      for delivery more than six (6) months prior to the
Agreed Delivery Date.


*  Confidential treatment requested. Omitted material filed separately.

                  5.4 In the event that TAb's exclusive supply rights are terminated pursuant to Section 5.2, Searle and its designated third party supplier are hereby granted the right and license to manufacture the Antidote and use the Documentation, Proprietary Rights, Regulatory Approvals, Results, and Trade Secrets in connection therewith during the term hereof, subject to Sections 13.3, 15.1 and 18 of this Agreement; provided, that such right and license shall not be granted if:

                  (a) TAb has delivered more than fifty percent (50%) of the amount of Antidote ordered in the partially unfilled Purchase Order and has provided reasonable assurance that the balance of the order will be delivered without undue delay; and

                  (b) TAb has undertaken efforts to cure the shortage in supply which are reasonably satisfactory to Searle.

                  After Searle or a third party supplier has been granted a license to manufacture the Antidote, should TAb reasonably demonstrate to Searle TAb's ability to discharge and fulfill its production and supply obligations hereunder, the license to manufacture and all rights granted in connection therewith shall revert to TAb.

                  TAb and Searle shall take any and all actions, and execute and deliver such documents and communications, as may be necessary to implement and effect the foregoing. In the event that Searle or a third party supplier exercise the right and license to manufacture the Antidote, (i) all of Searle's obligations hereunder, including, without limitation, payment obligations pursuant to Section 8.1 shall remain in full force and effect, and (ii) all of TAb's obligations set forth herein with respect to manufacturing the Antidote, including without limitation, compliance in manufacturing and recordkeeping, shall apply to Searle and such third party suppliers instead of to TAb. Should the license to manufacture revert to TAb, TAb shall credit direct out-of-pocket expenses incurred by Searle (including such commitments to incur future direct out-of-pocket expenses as Searle reasonably may incur) to develop an alternative source of supply for the Antidote towards Searle's payment obligations hereunder; provided that such expenses are reasonable and that Searle provides TAb prior written notice of the anticipated type and estimated amount of any such expense for which it shall seek credit.

                  If TAb is in Bankruptcy (as defined herein), Searle may exercise the above manufacturing rights regardless of partial delivery or efforts to cure.

                  5.5 To the extent that the creation, development or manufacture of Antidote by TAb for Searle would otherwise infringe a claim of a patent issued to, owned or controlled by Searle or a Searle affiliate now or during the term of this Agreement, Searle hereby grants to TAb a personal, non-transferable, non-assignable, non-exclusive, royalty-free, license under such claim in the Territory. Such license shall continue only for such period or periods in which TAb is manufacturing Antidote for Searle and is not otherwise in breach of this Agreement, and shall be limited to the creation, development and manufacture of Antidote for Searle.

         6.       Distribution License.

                  6.1 Subject to compliance with the terms of this Agreement, TAb hereby grants Searle the exclusive license, with the right to sublicense, to manufacture (but solely pursuant to the provisions of Section 5.4) and use, market, advertise, promote, distribute, import, export and sell the Antidote in such countries as Searle shall determine in accordance with Section 7.5 below.

                  6.2 The rights and licenses granted to Searle under this Agreement are personal, non-transferable, non-assignable, are limited solely to the Antidote, and in all cases are granted without the right to assign, except as expressly set forth in this Agreement. Searle's appointment only grants to Searle and its sublicensee(s)a right to manufacture (but solely pursuant to the provisions of Section 5.4) and use, market, advertise, promote, sell and distribute Antidote in such countries as Searle shall determine in accordance with Section 7.5 below and does not transfer any right, title, or interest in the Proprietary Rights to Searle.

                  6.3 Searle may utilize sublicensees for distribution of the Antidote in the Territory so long as pricing arrangements between Searle and such sublicensees result from arms-length negotiations and so long as Searle uses reasonable care in the selection of such sublicensees to insure their compliance with the terms hereof.

         7.       Marketing of Antidote.

                  7.1 Searle shall provide its sales force with training, technical support and other assistance appropriate in promoting the Antidote based upon the Documentation.

                  7.2 Searle shall not make representations, warranties, or guarantees with respect to the Specifications, features or efficacy of the Antidote that are inconsistent with the Documentation, including all warranties and disclaimers contained in the Documentation.

                  7.3 Searle shall transport and store the Antidote in accordance with the Documentation and Specifications and all applicable laws and regulations.

                  7.4 Searle agrees not to advertise, promote, sell, distribute, or use for any purpose whatsoever any Antidote which Searle knows is adulterated, misbranded, damaged, spoiled, or otherwise fails to meet the requirements of this Agreement. Searle shall not jeopardize the integrity of the container closure system for the Antidote.

                  7.5 Searle agrees to use commercially reasonable best efforts to promote, detail, sell, and distribute the Antidote in the Territory in connection with the marketing and sale of the Material for the Antidote's indicated use on a basis no less favorable than provided for its own products of similar scope and market potential.

                  7.6 Searle shall be the primary contact for adverse events and shall prepare reports of adverse drug experiences associated with the Antidote for filing by TAb with the FDA. Searle shall file reports of adverse drug experiences with Regulatory Authorities outside of the United States. TAb shall provide to Searle copies of all complaints and reports of adverse drug experiences associated with the use of the Antidote promptly after TAb's receipt of same. Detailed reports of adverse events shall be reported to Searle within twenty-four (24) hours with respect to serious adverse drug experiences, and within seven (7) days with respect to non-serious adverse drug experiences, of receipt of such information by TAb. TAb shall cooperate with and assist Searle at Searle's expense in the investigation of complaints and adverse events with respect to the Antidote and the preparation of applicable reports and filings with Regulatory Authorities, and Searle shall submit a copy of each such report and filing outside the United States to TAb.

                  7.7 Searle shall consult with TAb regarding Antidote pricing but shall be free to set prices at any level deemed appropriate by Searle.

         8.       Payments.

         Searle shall make payments as specified on Schedule 8.1.

         9.       Audit Rights, Records, and Reporting.

                  9.1 TAb agrees that at all times during the existence of this Agreement and for a period of seven (7) years thereafter, it will keep full and accurate books and records of its costs related to development, Clinical Trials, Regulatory Filings, Regulatory Approvals, manufacture and supply for the Antidote and determination thereof. Searle shall have the right to have an independent audit conducted by any national firm of independent public accountants as to which TAb has no reasonable objection ("Independent Auditors"), under appropriate confidentiality provisions, for the sole purpose of ascertaining or confirming the accuracy of the statements rendered hereunder. Any such audit shall be conducted no more than once each twelve (12) months during the term of this Agreement, and for twelve (12) months thereafter, and upon at least thirty (30) days' advance notice during normal business hours. If an inspection by Independent Auditors reveals that the corresponding payments by Searle have been overstated, then TAb shall pay to Searle the amount overstated, immediately upon demand, plus interest accrued thereon from the date due at a rate equal to the prime rate announced by Citibank, N.A., New York, New York or its successors and assigns, on the date that the Independent Auditors inform Searle the amount has been overstated. The cost of inspections by the Independent Auditors shall be borne by Searle; provided, however, that if an inspection reveals that a statement rendered hereunder has overstated corresponding payments by greater than five percent (5%), then the costs of such inspection shall be borne by TAb.

                  9.2 Searle agrees that at all times during the existence of this Agreement, and for a period of seven (7) years thereafter, it will keep full and accurate books of account and other records containing all details relating to the distribution and sale of Antidote, and the calculation of Gross Profit. TAb shall have the right to have an independent audit conducted by any Independent Auditors as to which Searle has no reasonable objection, under appropriate confidentiality provisions, for the sole purpose of ascertaining or confirming the accuracy of the statements rendered hereunder. Any such audit shall be conducted no more than once each twelve (12) months during the term of this Agreement, and for twelve (12) months thereafter, and upon at least thirty (30) days' advance notice during normal business hours. If an inspection by Independent Auditors reveals that Gross Profit and/or corresponding payments have been understated, then Searle shall pay to TAb the amount understated, immediately upon demand, plus interest accrued thereon from the date due at a rate equal to the prime rate announced by Citibank, N.A., New York, New York or its successors and assigns, on the date that the Independent Auditors inform TAb the amount has been understated. The cost of inspections by the Independent Auditors shall be borne by TAb; provided, however, that if an inspection reveals that a statement rendered hereunder has understated Gross Profit and/or corresponding payments by greater than five percent (5%), then the costs of such inspection shall be borne by Searle.

                  9.3 Searle shall furnish TAb within forty-five (45) days following each March 31, June 30, September 30, and December 31 of each calendar year, a complete and accurate statement for the immediately preceding quarterly period, to include the following information: (a) total Gross Profit on an aggregate basis; (b) number and gross selling price of Antidote sold; (c) information as to returns actually credited; (d) calculation of Net Sales Revenue and (e) current inventory levels for Antidote; and (f) purchase price paid by any sublicensees. All amounts shall be stated in U.S. dollars.

                  9.4 TAb shall furnish Searle within forty-five (45) days following each March 31, June 30, September 30, and December 31 of each calendar year, a complete and accurate statement for the immediately preceding quarterly period setting forth TAb's expenditures incurred during such quarterly period for its funding requirements under Section 2.3, together with the Account Statement (as defined in Schedule 8.1). TAb's obligation to furnish the foregoing statement and Account Statement shall terminate upon depletion of all funds represented by the Account Statement.

         10.      Order Procedure.

                  10.1 Commercial Supply Orders. Searle hereby agrees to
purchase a total of at least      *      units of Antidote during the first
seven (7) years of the initial term hereof on the terms and conditions set forth hereinafter. Searle may purchase the Antidote in round lots of one or more Batches of Antidote. Purchases of the Antidote shall not be any fraction of such Batches.

                  10.2 Purchase Orders in the First Two Years of Distribution. The order procedure for the first two years following the Effective Date shall be as follows: Searle shall


*  Confidential treatment requested. Omitted material filed separately.

submit a written order (a "Purchase Order") for the amount of the corresponding Antidote that it commits to purchase within two (2) years from the Effective Date. The Purchase Order shall indicate the requested delivery schedule, and
shall be accompanied by payment of      *     . Such payment shall be
nonrefundable except as set forth in Section 14.6, Section 2.2, and Section
14.4. TAb shall use its commercially reasonable best efforts to accept orders and to supply Antidote in accordance with the Purchase Orders. Because of supply variables, including the lead time required to manufacture Antidote, TAb cannot guarantee supply during the first two years, and Searle acknowledges that no Purchase Order shall be binding upon TAb unless and until accepted by TAb in writing. Should TAb not accept all or any portion of a Purchase Order, TAb shall credit or promptly refund the payment accompanying the Purchase Order on a pro rata basis, as directed by Searle. After TAb has accepted such Purchase Order and the Parties have agreed to a delivery date, Searle shall provide TAb with a
payment of     *       for such Purchase Order not less than six (6) months
prior to the agreed delivery date; provided that TAb has warranted that it has production capacity to fill such Purchase Order. Such payment shall be nonrefundable except as set forth in Section 14.4 and Section 14.6. Such Purchase Orders and any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement, and none of the provisions of such Purchase Orders or acknowledgments shall be enforceable except those specifying quantity ordered, delivery dates, and invoice information, and only if such provisions do not conflict with the terms hereof.

                  10.3 Forecasts for Subsequent Purchase Orders. Searle shall provide TAb with a good-faith estimate of the amount of the Antidote which Searle expects to purchase from TAb in the first calendar quarter beginning after the second anniversary of the Effective Date (the "Forecasts") and, immediately upon receipt of TAb's written acceptance of such Forecast, a payment
of     *       for the Forecast. Such payment shall be nonrefundable except as set forth in Section 14.4, Section 14.6 and Section 2.2. Within ninety (90) days after such Forecast is given and on the first day of each calendar quarter thereafter, Searle shall provide TAb with a Forecast for the quarter that follows the last month of the preceding Forecast and, immediately upon receipt
of TAb's written acceptance of such Forecast, a payment of      *      for such
Forecast. Each such payment shall be nonrefundable except as set forth in
Section 14.4, Section 14.6 and Section 2.2. Each "acceptance" of a Forecast by TAb pursuant to this Section 10.3 shall contain TAb's commitment to supply the quantity of Antidote specified therein.

                  10.4 Subsequent Purchase Orders. Searle may revise the amount of Antidote estimated in any Forecast, until one year prior to the start of the calendar quarter in which the forecast purchases are to be made (the "Purchase Period"). One year prior to the start of the Purchase Period, Searle shall submit a Purchase Order indicating the amount of Antidote which it thereby commits to purchase from TAb within one (1) year from the start of such Purchase Period. The quantity of Antidote to be ordered pursuant to a Purchase Order shall not be less than seventy-five percent (75%), nor greater than one hundred twenty-five percent (125%) of the quantity indicated in the Forecast; provided, however, that TAb shall use its commercially reasonable best efforts to increase TAb's production capacity and its best efforts to supply the Antidote for orders by Searle in excess of such amounts. In order to address any order in excess


*  Confidential treatment requested. Omitted material filed separately.

of one hundred twenty-five percent (125%) of the amount indicated in the Forecast, the Parties shall discuss in good faith methods and the cost of increasing TAb's production capacity. TAb shall consent to undertake such commercially reasonable measures as are agreed upon by the Parties in order to increase production capacity. Any such agreed measures will be set forth in a writing executed by both parties. Each Purchase Order shall be accompanied by a
payment of      *     , and a requested delivery schedule for such Antidote,
which shall not commence sooner than one (1) year from the date of such Purchase Order. Each such payment shall be nonrefundable except as set forth in Section 14.4, Section 14.6, and Section 2.2. Such purchase orders and any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement, and none of the provisions of such purchase orders or acknowledgments shall be enforceable except those specifying quantity ordered, delivery dates, and invoice information, and only if such provisions do not conflict with the terms hereof.

                  10.5 Reconciliation. The Manufacturing Costs under Section 3.1 and with respect to the Supply Price under Section 10 shall be initially based on TAb's good faith estimate of Manufacturing Costs; provided that in no event other than when the unit of Antidote at issue exceeds 1.5 grams, shall
Manufacturing Costs per unit of Antidote exceed     *      . Within thirty (30)
days following the end of each calendar quarter, TAb shall provide Searle with a detailed statement of actual Manufacturing Costs used in the manufacture of Antidote delivered to Searle during the prior calendar quarter, together with the amount by which such actual Manufacturing Costs exceeded or were less than the estimated Manufacturing Costs used in the supply of such Antidote. Within thirty (30) days following receipt of such statement, TAb shall, at Searle's option, pay to Searle or credit towards subsequent payment obligations of Searle the amount of the shortfall, if any, subject to a minimum Supply Price of
    * per unit of Antidote, or Searle shall pay to TAb the amount of the excess, if any, subject in all cases other than when the unit of Antidote at
issue exceeds 1.5 grams, to a maximum Supply Price of      *      per unit of
Antidote.

                  10.6. Supply Priority. TAb shall use its best efforts to provide Searle's supply requirements on a priority basis, but no less favorable than provided to other customers of TAb.

         11.      Shipment, Risk of Loss, and Delivery.

                  11.1 Searle shall take delivery of all Antidote FOB TAb's Welsh facility or FOB such other TAb facility as the parties may agree. Delivery will be made to carrier or freight forwarder identified by Searle. Searle will be responsible for and pay all shipping, freight, and insurance charges, as well as all customs, duties, and similar tariffs and fees.

                  11.2 All risk of loss, spoilage, or damage shall pass to Searle upon delivery by TAb to the carrier, freight forwarder, or Searle, whichever first occurs; provided, however, that TAb shall retain all risk of loss, spoilage or damage due to failure of the Antidote to meet the Specifications or delivery by TAb to Searle of Antidote having a shelf life of less than the amount required by Section 11.4. Unless Searle advises TAb to the contrary in writing, TAb


*  Confidential treatment requested. Omitted material filed separately.

may make partial shipments of Searle's orders, to be separately invoiced and paid for when due.

                  11.3 Except as set forth otherwise in this Agreement, TAb shall not accept returns of the Antidote.

                  11.4 Beginning on the first anniversary of the first shipment by TAb of the Antidote for commercial sale by Searle, Searle shall have the right to reject any units of the Antidote shipped by TAb with an approved shelf life of less than eighteen (18) months from date of delivery to Searle (as indicated on the corresponding FDA-approved label) and, upon such rejection, TAb shall credit or, at Searle's election, promptly refund any payment made by Searle for the supply of such Antidote. TAb shall use its best efforts to provide Antidote with an approved shelf life of not less than twenty-four (24) months.

         12.      Compliance.

                  12.1 TAb agrees that its conduct in performing its obligations under this Agreement shall conform in all material respects to all applicable laws and regulations of the U.S. and foreign governments (and political subdivisions thereof).

                  12.2 TAb agrees to comply with its document change control management system which may be reviewed by Searle upon request.

                  12.3 Searle, at its option and sole expense, may inspect and make a quality control evaluation of each shipment of Antidote. In the event any shipment fails to conform to the Specifications or shall have been Processed or Packaged under conditions which do not comply with the provisions of this Agreement, Searle may reject the same by giving prompt written notice to TAb. Searle shall destroy or return nonconforming Antidote in compliance with Section
17.4. TAb shall not re-Process such rejected Antidote without the express written direction of Searle.

                  12.4 TAb shall perform in-process quality control tests and all testing for the release of Raw Materials and the Antidote in accordance with the release Specifications and GMPs. Within five (5) days following each shipment, TAb shall ship to the destination(s) specified by Searle a Certificate of Analysis of chemical, physical, and microbiological attributes from each Batch of Antidote contained in such shipment, a Certificate of Compliance from such Batch(es) and, if requested by Searle, representative samples from such Batch(es); provided that any such representative samples shall be supplied to Searle at Searle's sole cost.

                  12.5 Any dispute as to whether any shipment of Antidote fails in whole or part to conform to the Specifications or shall have been Processed, Packaged or shipped under conditions which do not comply with the provisions of this Agreement, such dispute shall be promptly resolved by an independent testing organization of recognized repute within the pharmaceutical industry mutually agreed upon by the Parties, the appointment of which shall not be unreasonably withheld by either party. The fees and costs of such testing organization and related shipping costs shall be borne by the Party whose position is not sustained by the testing organization.

                  12.6 TAb shall retain samples from each Batch of Antidote Processed or Packaged hereunder in accordance with TAb's Quality Assurance Policy, Document and Sample Retention, the details of which have been made available to Searle. In-process sample quantities and testing of such samples by TAb will comply with procedures specified in the Specifications.

                  12.7 TAb will conduct stability quality control tests for the Antidote following the protocol(s) and related documentation listed in the Specifications. Test results indicating any Antidote which does not conform to the Specifications must be investigated by TAb in accordance with TAb's Procedure for Investigation of Out-of-Specification Results. Within thirty (30) days after commencing such investigation, TAb must notify Searle in writing of the results of such investigation.

                  12.8 TAb shall maintain all production Batch and control records and Batch related documentation as required by regulations, and if requested by Searle, TAb shall provide Searle access to and copy of all such records. Such records shall be retained according to TAb's Quality Assurance Policy, Document and Sample Retention, the details of which have been made available to Searle.

                  12.9 Any Batch deviations shall be recorded in TAb's production Batch records, investigated by TAb and reported to Searle. TAb shall obtain Searle's approval prior to releasing for shipment Batches affected by any process deviations outside validated and registered parameters. TAb agrees to comply with its material review management system, the details of which have been made available to Searle.

                  12.10 TAb shall (a) perform and prepare an annual GMP quality assurance product review ("AQAPR") for the Antidote each year, (b) report to Searle any adverse findings within a AQAPR within thirty (30) days of the completion of the respective AQAPR, and (c) upon Searle's request, make available to Searle a summary AQAPR.

                  12.11 TAb will not make any changes in the layout or structure of the equipment in or the operation and structure of the facility in which the Antidote is Processed or Packaged, which TAb reasonably anticipates will require approval by the FDA or other Regulatory Authorities unless TAb has Searle's prior written approval, not to be unreasonably withheld or delayed. TAb shall not be obligated to obtain Searle's prior consent for any changes required as a result of the FDA's order, provided TAb promptly notifies Searle of any such proposed change and consults with Searle regarding such proposed change.

                  12.12 Should TAb become aware, or Searle discover, that TAb's methods and procedures for Processing Antidote are not in compliance with the Specifications, GMPs, the

Regulatory Approvals or any of the provisions of this Agreement, TAb shall correct any such deficiencies immediately after obtaining knowledge thereof.

                  12.13 TAb warrants to Searle that any information relating to the Products or their manufacture which is submitted to Regulatory Authorities by TAb during the term hereof will be prepared with reasonable care and due diligence customary in the pharmaceutical industry and as required by the Regulatory Authorities.

                  12.14 TAb shall utilize a lot numbering system for the Antidote, the details of which have been made available to Searle. Each Batch will be assigned a lot number which will appear on all production Batch records. The release of each Batch of Antidote will be identified by the lot number.

                  12.15 TAb shall utilize a vendor approval program for vendors of all Raw Materials to be used in the Processing and Packaging of Products. TAb will not make any changes to vendors identified in the Regulatory Filings or Regulatory Approvals without complying with existing regulatory constraints.

                  12.16 Prior to shipping the Antidote, TAb shall Process and Package as far as is necessary the appropriate number of Batches for the purpose of validation. In connection therewith, TAb shall validate all other systems and procedures used to Process and Package the Antidote. TAb shall conduct such analyses as are necessary or appropriate for validation and shall make copies of the analyses and all documents associated therewith available to Searle at Searle's expense. Searle may, at its option, review and approve TAb's validation protocols.

                  12.17 TAb agrees to permit Searle's designated representatives to whom TAb has no reasonable objection to inspect facilities at which the Products are Processed, Packaged, stored or tested for the purpose of determining compliance with applicable regulations and the Specifications at reasonable times after reasonable notice during regular business hours. Searle's exercise of these rights shall in no way waive, modify or diminish TAb's obligations under this Agreement.

                  12.18 Except as otherwise required by law or Regulatory Authorities, any recall of the Antidote shall be determined by mutual agreement of the Parties as a result of good faith discussions. Any dispute as to whether a recall is necessary shall be promptly resolved by an independent testing organization of recognized repute within the pharmaceutical industry mutually agreed upon by the Parties, the appointment of which shall not be unreasonably withheld by either Party. The fees and costs of such testing organization shall be borne by the Party whose position is not sustained by the testing organization. The Parties shall cooperate fully with each other in the conduct of any recall and provide such assistance in connection therewith as the other Party hereto may reasonably request. The costs of any recall shall be borne (a) by the Party whose negligence, breach of this Agreement or other conduct resulted in such recall, or (b) equally by the Parties if neither Party's negligence, breach of this Agreement or other conduct resulted in such recall. TAb shall notify Searle promptly if any product (other than the Antidote) manufactured at the facility at which the Antidote is Processed or Packaged is recalled due to causes which may have an adverse effect on the Antidote and provide Searle with any information it may reasonably request to evaluate such possible adverse effect.

                  12.19 Searle will be responsible for coordinating Antidote quality complaints. Searle will promptly forward any Antidote quality complaint received to TAb. TAb will promptly forward any Antidote quality complaint received to Searle. TAb will investigate all complaints. Searle will promptly provide TAb such assistance in investigating such complaints as reasonably requested and in compliance with GMPs. Each Party shall designate a representative who will handle Antidote quality complaint activities for the respective Party and coordinate such activities with the other Party. In the event that either Party determines that a physical, chemical, biological, or other evaluation should be made in relation to an Antidote quality complaint, its designated representative will advise the other Party representative of the basic information. The Parties will make arrangements for TAb to receive samples of the Antidote or Antidote components to be evaluated. TAb shall promptly conduct the necessary evaluations and advise Searle of the results of its evaluation. In the event that either Party requires additional assistance from the other Party they shall be promptly advised. Searle shall coordinate any subsequent follow-up and shall close each complaint file. Searle shall provide TAb with written documentation confirming closure of each complaint.

                  12.20 Searle agrees that its conduct in performing its obligations under this Agreement shall conform in all material respects to all applicable laws and regulations of the U.S. and foreign governments (and political subdivisions thereof).

                  12.21 TAb shall make best efforts to receive an Establishment License (as such term is defined by the FDA) for the manufacturing facility at which the Antidote is manufactured and shall promptly provide Searle with a copy thereof upon obtaining such approval.

                  12.22 Neither Party nor their respective agents shall use any person debarred by the FDA in any capacity in connection with the performance of their activities in meeting their respective obligations under this Agreement.

         13.      Trademarks and Proprietary Rights.

                  13.1 The Antidote will be marketed by Searle under the Trademarks. Searle shall not use any alternative trademark or other designation of origin on or in connection with Antidote unless and until Searle has given at least ninety (90) days' prior written notice to TAb and TAb has approved the use of such trademark in writing, which approval shall not be unreasonably withheld.

                  13.2 Searle shall submit to TAb for its written approval, which shall not be unreasonably withheld or delayed, prior to any use or dissemination thereof, two (2) copies of all labels, designs, cartons, containers, or other packaging or wrapping, and all related advertising, promotional, and display material which include TAb's tradename, logo or otherwise make reference to TAb (collectively, "Packaging and Promotional Material"). TAb's trade name and relevant Trademarks shall be prominently displayed on all labels and other Packaging and Promotional Material for the Antidote. TAb shall respond to all requests for approval required by this Section 13.2 within fifteen (15) days of receipt of Searle's written request and accompanying materials with respect to Packaging and Promotional Material to be used for the initial distribution of the Antidote and within seven (7) days thereafter. No approval shall be effective unless in writing and signed by a TAb officer.

                  13.3 Searle acknowledges that TAb is the sole and exclusive owner of all present and future right, title, and interest in and to the Antidote, including, without limitation, (a) all worldwide patent rights, including registrations and applications, Regulatory Approvals, Regulatory Filings, copyrights, and related rights, in or primarily and directly related to the Antidote and any present and future renewals thereof, (b) all rights (including copyrights) in the appearance, packaging, design, trade dress, and other identifying features of the Antidote and the Packaging and Promotional Materials directly related to the Antidote, (c) the Trade Secrets and the Results, (d) any adaptations, additions, derivatives, translations, and/or improvements to any of the foregoing, and (e) all other intangible or intellectual property rights in the Antidote. The rights and properties described in this Section 13.3 are referred to collectively as the "Proprietary Rights."

                  13.4 Searle agrees it will not challenge, oppose or cancel, or permit any act or thing that would endanger any right of TAb in the Proprietary Rights, nor will Searle claim any proprietary interest in the Proprietary Rights. Searle shall not apply to register rights in the Proprietary Rights with any governmental authority.

                  13.5 During the term of this Agreement, each Party shall promptly give the other notice of:

                  (a) any claim or allegation that the exercise of the rights under this Agreement constitutes an infringement of the rights of any third party; and

                  (b) any third party's infringement or threatened infringement of any of the Proprietary Rights of which it becomes aware.

                  13.6 TAb will cooperate with Searle at Searle's expense in any actions taken against any Person infringing any Trademarks. Searle shall have control over any related prosecution or proceeding and shall bear all costs in connection with such prosecution or proceeding.

                  13.7 Nothing in this Agreement shall be construed as an agreement by TAb to bring actions or suits against third parties for infringement of any Proprietary Rights, or as a representation or warranty as to the nature or incontestability of the Proprietary Rights.

                  13.8 Should TAb determine not to pursue any action within sixty (60) days following any notice of infringement of any Proprietary Rights, Searle shall have the right (but not the obligation) to pursue any such action, in which case TAb shall use all reasonable efforts to cooperate in Searle's handling and prosecution.

                  13.9 As both a covenant by Searle and a condition of TAb's authorization of Searle's distribution, Searle will include on all Packaging and Promotional Material for the Antidote, all patent, and other notices of Proprietary Rights reasonably required by TAb. Searle agrees not to alter, erase, deface or overprint any such notice on any item provided by TAb. Searle agrees that all such packaging and promotional material for the Antidote shall identify TAb as the source of the Antidote, and agrees to comply with TAb's reasonable instructions in this regard.

                  13.10 Upon termination of this Agreement for any reason other than uncured material breach by TAb, Searle shall assign the Trademarks to TAb at no cost; provided that TAb shall be responsible for any out-of-pocket costs with respect to such assignment and transfer.

         14.      Duration and Termination of Agreement.

                  14.1 The initial term of this Agreement is ten (10) years from the Effective Date, unless earlier terminated in accordance with the provisions hereof, and shall automatically renew for consecutive twenty-four (24) month periods thereafter unless terminated by either Party upon not less than twenty-four (24) months written notice.

                  14.2 If either Party materially breaches any of its obligations under this Agreement, the other Party may give notice of such material breach in accordance with the provisions of Section 21.2 hereof. If the breaching Party does not cure the material breach within thirty (30) days from the date of receipt of the notice, then the notifying Party may terminate this Agreement.

                  14.3 Either Party hereto shall have the right to terminate this Agreement immediately and without prior notice:

                  (a) in the event that the other Party files a petition for voluntary bankruptcy, has a petition for involuntary bankruptcy filed against it (which petition is not withdrawn within sixty (60) days of such filing), is adjudicated to be or becomes bankrupt, places any of its property in liquidation for the purpose of meeting claims of its creditors, is otherwise unable to pay its debts as such debts become due (including, but not limited to, payments due hereunder), or ceases to function as a going concern (each event constitutes "Bankruptcy"); or

                  (b) if the manufacture, use, sale, distribution, importation or exportation of the Antidote is enjoined permanently and unavoidably by a court or administrative agency of competent jurisdiction as infringing the patent rights of any third party in any country of the Territory; or if it reasonably determines, on advice of competent patent counsel, that the manufacture, use, sale, distribution, importation or exportation of the Antidote unavoidably infringes the patent rights of any third party in any country of the Territory. Such termination shall be on a country-by-country basis within the Territory, or at either Party's option the termination shall apply to the whole of the Territory if the affected country is the United States.

                  14.4 In the event that the FDA has not accepted for filing the IND for the Antidote within sixty (60) days of the date on which TAb submits the IND for the Antidote to the FDA, Searle shall have the right, by written notice to be sent at any time within thirty (30) days following such date to terminate this Agreement. If the FDA has not granted a Product License Application ("PLA"), as defined by the Federal Food, Drug and Cosmetics Act and all
regulations promulgated thereunder, for use of the Antidote to     *
within ninety (90) days of the date on which TAb submits the PLA to the FDA, Searle shall have the right, by written notice to be sent at any time within thirty (30) days following such date to terminate this Agreement, except in the event that the Material does not have all FDA approvals necessary for the sale of the Material in the U.S. On the date TAb receives Searle's notice of termination, all rights and licenses granted to Searle with respect to the Antidote, including without limitation, the right to distribute and sell the Antidote, shall terminate and revert to TAb; Searle shall cease all use of all Proprietary Rights, and each Party shall return the Confidential Information of the other Party; provided, however, that Searle may keep one copy of all preclinical and clinical data for the Antidote that it possesses. Upon termination of this Agreement by Searle pursuant to Section 14.4, TAb shall promptly reimburse Searle any advance payments by Searle of a portion of the Supply Price for any unfilled Purchase Orders, less documented Manufacturing Costs corresponding to unfilled Purchase Orders; provided that in no event other than when a unit of Antidote in the unfilled Purchase Order exceeds 1.5 grams,
shall Manufacturing Costs per unit of Antidote exceed      *     .

                  14.5 The obligations of both parties under Sections 8, 9, 11, 12, 13, 14, 15, 17, 18, 19, 20, and 21 hereof shall survive the expiration or termination of this Agreement.

                  14.6 In addition to other remedies available to Searle at law or in equity, upon termination of this Agreement as a result of an uncured breach by TAb of its obligations as set forth in Section 14.2, TAb shall promptly reimburse Searle any advance payments by Searle of a portion of the Supply Price for any unfilled Purchase Orders, less documented Manufacturing Costs corresponding to unfilled Purchase Orders; provided that in no event other than when a unit of Antidote in the unfilled Purchase Order exceeds 1.5 grams
shall Manufacturing Costs per unit of Antidote exceed      *     .

                  14.7 Upon expiration or termination of this Agreement (a) Searle may continue to sell and distribute the Antidote to the extent necessary to fulfill all orders placed by End Users



*  Confidential treatment requested. Omitted material filed separately.

prior to the date of such termination, and (b) if Searle has existing inventory of the Antidote in excess of orders placed prior to the date of such termination, Searle shall have a period of six (6) months from the date of such termination (in either case, the "Sell-Off Period") to advertise, promote, sell and distribute such existing inventory. All terms and conditions of this Agreement shall remain in full force and effect during any such Sell-Off Period. Except as provided in Sections 5.2 and 5.3, immediately upon such expiration or termination or, if applicable, upon the expiration of the Sell-Off Period, (i) Searle shall cease all use of the Antidote, the Packaging and Promotional Materials, the Trademarks, and all Proprietary Rights, including all advertisement, promotion, sale, and distribution of the Antidote, (ii) all rights granted by TAb herein shall revert to TAb, (iii) Searle shall destroy all Packaging and Promotional Material and certify the same to TAb, provided that Searle may keep one copy of all Packaging and Promotional Material for archival purposes , and (iv) Searle shall prepare and deliver to TAb a final accounting. Any and all amounts shown on such inventory statement and final accounting shall be due and payable no later than thirty (30) days following the date of termination or expiration, or if applicable, the expiration of the Sell-Off Period.

                  14.8 Notwithstanding the above, should TAb terminate this Agreement pursuant to Section 14.2 or 14.3, Searle shall not be entitled to a Sell-Off Period, the provisions of subparts (i)-(iv) of Section 14.7 shall be effective immediately, and TAb shall have the right, in its sole discretion, subject to applicable bankruptcy law in the event of termination pursuant to
Section 14.3, to either (a) purchase all or a portion of the Antidote in Searle's possession at the Purchase Price paid by Searle, which inventory shall be returned to TAb or destroyed by Searle at TAb's direction, or (b) permit Searle to sell such Antidote in Searle's possession.

                  14.9 Searle shall have the right, upon written notice to TAb, to terminate this Agreement:

                  (a) at any time that Searle determines in good faith that further development or use of the Antidote would be detrimental to the marketing or commercial viability of the Material; or

                  (b) in the event Searle terminates pursuing Regulatory Approval of the Material in the United States.

         Upon termination of this Agreement pursuant to Section 14.9, TAb shall reimburse Searle any advance payment by Searle made within six (6) months of
such termination date in an amount equal to up to     *       for any unfilled
Purchase Order for at least three thousand (3,000) units, less documented Manufacturing Costs corresponding to such unfilled Purchase Order; provided that in no event other than when a unit of Antidote in the unfilled Purchase Order exceeds 1.5 grams, shall Manufacturing Costs per unit of Antidote exceed
      *    .



*  Confidential treatment requested. Omitted material filed separately.

         15.      Indemnification.

                  15.1 Searle shall indemnify and hold harmless TAb, its subsidiaries, and affiliates, and their officers, directors, employees, agents, and shareholders, notwithstanding termination of this Agreement, against any liability, damage, loss, cost, or expense (including reasonable attorneys' fees) relating to any third party claims arising from:

                  (a) default under or breach of any provision of the Agreement or the Global Development Plan by Searle;

                  (b) any alleged negligence, gross negligence, or intentional misconduct of Searle;

                  (c) subject to Section 15.2(c), promotion, distribution, and sale of the Antidote by Searle; or

                  (d) defective or negligent manufacture of the Material or of the Antidote pursuant to Section 5.4;

provided that upon receipt of notice by TAb of any such claims, TAb shall promptly notify Searle. TAb shall permit Searle to handle such claims at Searle's sole cost, and TAb shall give Searle all reasonable assistance (except financial assistance) in the conduct of any such claims. In no event is Searle authorized to settle or compromise any claim, or to consent to the entry of any order or judgment, without the prior written consent of TAb.

                  15.2 TAb shall indemnify and hold harmless Searle, its subsidiaries and affiliates, and their officers, directors, employees, agents, and shareholders, notwithstanding termination of this Agreement from all liability, damage, cost, or expense (including reasonable attorneys' fees) relating to any third party claims arising from:

                  (a) default under or breach of any provision of the Agreement or the Global Development Plan by TAb; or

                  (b) any alleged negligence, gross negligence, or intentional misconduct of TAb;

                  (c) defective or negligent manufacture of the Antidote by TAb or any third party designated by TAb; or

                  (d) any use of the Proprietary Rights, Results, Documentation, Results or Promotional Materials by TAb or any third party designated by TAb after termination of the Agreement;

provided that upon receipt of notice by Searle of any such claims, Searle shall promptly notify TAb. Searle shall permit TAb to handle such claims at TAb's sole cost, and Searle shall give

TAb all reasonable assistance (except financial assistance) in the conduct of any such claims. In no event is TAb authorized to settle or compromise any claim, or to consent to the entry of any order or judgment, without the prior written consent of Searle.

         16.      Representations and Warranties.

                  16.1 Searle represents and warrants that (a) it is a company duly organized and validly existing under the laws of Delaware; (b) the execution and delivery by Searle of this Agreement, the performance by Searle of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other act or approval of any person or entity is required to authorize such execution, delivery, and performance; (c) the Agreement constitutes a valid and binding obligation of Searle, enforceable in accordance with its terms; (d) this Agreement and the execution and delivery thereof by Searle, does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) conflict with any of, or require the consent of any person or entity under, the terms, conditions, or provisions of the organizational documents of Searle, (ii) violate any provision of, or require any consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative, or arbitration order, award, judgment, writ, injunction, or decree applicable to Searle, or (iii) conflict with, result in a breach of, or constitute a default under, any material agreement or obligation to which Searle is a party.

                  16.2 TAb represents and warrants that (a) it is a corporation duly organized and validly existing under the laws of the State of Delaware; (b) the execution and delivery by TAb of this Agreement, the performance by TAb of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other act or approval of any person or entity is required to authorize such execution, delivery, and performance; (c) the Agreement constitutes a valid and binding obligation by TAb, enforceable in accordance with its terms; (d) this Agreement and the execution and delivery thereof by TAb, does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not (i) conflict with any of, or require the consent of any person or entity under, the terms, conditions, or provisions of the organizational documents of TAb, (ii) violate any provision of, or require any consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative, or arbitration order, award, judgment, writ, injunction, or decree applicable to TAb, or (iii) conflict with, result in a breach of, or constitute a default under, any material agreement or obligation to which TAb is a party.

                  16.3 Searle represents and warrants that to the best of its knowledge, use of the Material will not infringe any patent or proprietary rights of third parties.

                  16.4 TAb represents and warrants that to the best of its
knowledge use of the Antidote to      *      will not infringe any patent or
proprietary rights of third parties. TAb


*  Confidential treatment requested. Omitted material filed separately.

has not carried out, nor instructed to be carried out, any searches for any patent or proprietary rights of third parties which may be relevant. Schedule
16.4 contains a correct and complete list of all patents which (a) are pending, applied for, granted or registered in any country or jurisdiction, (b) are either owned by or licensed to TAb or any of its Affiliates, and (c) relate to the Antidote. It is understood and recognized that such patents listed thereon may relate to the Antidote only to the extent that the Antidote may be made using the method described in the patents located in Schedule 16.4. To the best of its knowledge, TAb owns or possesses, or will own or possess, adequate licenses or other valid rights to use all patents, patent rights, and Trade Secrets as necessary to manufacture, distribute, use and sell the Antidote. All of the patents listed in Schedule 16.4 are, to the best knowledge of TAb, valid and in full force and effect as of the date of this Agreement, are held of record in the name of TAb, free and clear of all liens, encumbrances and other claims, and are not subject to any pending cancellation or reexamination proceeding or any other pending proceeding challenging their extent or validity. TAb is the applicant or assignee of record in all patent applications listed in
Schedule 16.4, and no notice of opposition, interference or refusal to register has been received in connection with any such application.

         17.      Disclaimer of Warranties; Limited Liability.

                  17.1 Under no circumstances shall either party be liable to the other party on account of any claim (whether based upon principles of contract, warranty, negligence or other tort, breach of any statutory duty, principles of indemnity, the failure of any limited remedy to achieve its essential purpose, or otherwise) for any special, consequential, incidental or exemplary damages, including but not limited to lost profits, even if the other party has been advised of the possibility of such damages.

                  17.2 TAb disclaims all implied warranties for the Antidote, including, without limitation, any warranty of merchantability or fitness for a particular purpose.

         EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TAB MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  17.3 Searle disclaims all implied warranties for the Material, including without limitation any warranty of merchantability or fitness for a particular purpose.

         EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SEARLE MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  17.4 Subject to Section 15.2, TAb's sole liability to Searle for breach of warranty or for negligence or otherwise shall be, at Searle's election, to credit, refund or replace promptly, free of charge, any nonconforming Antidote (i.e. any Antidote that do not conform to the Specifications at the time of delivery to Searle). Searle shall destroy or return to TAb all such nonconforming Antidote, as instructed by TAb.

         18.      Confidentiality.

                  18.1 In consideration of the disclosure of Confidential Information, each Party undertakes:

                  (a) to treat the Confidential Information as strictly confidential and not permit Confidential Information to be disclosed to third persons, except as provided herein;

                  (b) to use the Confidential Information only for the purposes of this Agreement;

                  (c) not to copy or reduce to writing the Confidential Information except as reasonably necessary for the purposes of this Agreement. Any copies or reductions to writing so made and data storage media containing Confidential Information shall be owned by the disclosing Party;

                  (d) to take all reasonable steps to insure that recipients of Confidential Information comply with the terms of this Agreement, including appropriate restrictions on use, disclosure, and dissemination of Confidential Information. Such steps shall include, without limitation, measures to insure that each recipient has read, understands, and agrees to the provisions hereof. Each Party shall notify the other Party immediately upon becoming aware of any breach hereof and shall take all reasonable steps to prevent any further disclosure or unauthorized use;

                  (e) only to permit Confidential Information or any part thereof to be disclosed to those of its employees to whom it is strictly necessary to disclose Confidential Information for the purpose of undertaking and satisfactorily completing its obligations under this Agreement. The receiving Party is responsible for the performance of the obligations in this Agreement on the part of its employees; and

                  (f) to maintain the Confidential Information in a way which provides adequate protection of such information from unauthorized disclosure, copying, or use.

                  18.2 Upon termination or expiration of this Agreement, the receiving Party shall deliver to the disclosing Party (a) all Confidential Information, all copies thereof, and all documents and storage media containing Confidential Information, providing that the receiving Party may keep one copy of such Confidential Information for the purpose of demonstrating compliance with this Agreement, (b) the names and addresses of all recipients of Confidential Information, and (c) a written certification that the receiving Party has complied with its obligations under this Section 18.2.

         19.      Enforcement.

         Each Party acknowledges that in the event of breach of its covenants under this Agreement, actual damages will be impossible to calculate, that remedies at law will be inadequate, and the other Party will suffer irreparable harm. Therefore, the Parties agrees that the foregoing covenants may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude either Party from other remedies which may be available to it.

         20.      Non-Compete.

         During the term of this Agreement and in the event that this Agreement is terminated by Searle as a result of an uncured material breach by TAb, for a period of five (5) years thereafter, TAb shall, directly or indirectly, not use or authorize any third party to use the Antidote in connection with any product which competes with the Material.

         21.      General.

                  21.1 No waiver or modification of the Agreement shall be effective unless in writing and signed by the party against whom such waiver or modification is asserted. Waiver by either Party in any instance of any breach of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach of the same or of any other term or condition hereof. None of the terms or conditions of this Agreement shall be deemed to have been waived by course of dealing or trade usage.

                  21.2 All notices and demands hereunder shall be in writing and shall be served by personal delivery, by registered mail, by recognized national courier, or by facsimile transmission at the address of the receiving party set forth below (or at such different address as may be designated by such party by written notice to the other party).

TAb:                                        Searle:

Therapeutic Antibodies Inc.                 G.D. Searle & Co.
1207 17th Avenue South, Suite 103           5200 Old Orchard Road
Nashville, Tennessee 37212                  Skokie, Illinois  60077
Attention:  President                       Attention: President, Research and Development
Fax:  1-615-320-1212                        Fax: 1-847-982-8701

with a copy to:                             Stokes & Bartholomew, P.A.
                                            General Counsel


                                         SunTrust Center
                                         c/o G.D. Searle & Co.
                                         424 Church Street, Suite 2800
                                         Fax: (847) 967-2045
                                         Nashville, TN 37219-2386
                                         Attn: Martin S. Brown, Esq.

All notices or demands shall be deemed received on the earlier of actual receipt or seven (7) days after posting if sent by mail, three days after delivery to national courier, or upon receipt of fax-back confirmation if sent by facsimile.

                  21.3 In the event litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party all the costs, attorneys' fees, and other documented expenses incurred by such prevailing party in the litigation.

                  21.4 This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that any claims asserted in any legal proceeding by one party against the other shall be commenced and maintained in any state or federal court in Nashville, Tennessee or Chicago, Illinois. Both parties hereby consent to the jurisdiction of such courts over each of them personally in connection with such litigation, and waive any objection to venue in such courts and any claim that such forum is an inconvenient forum.

                  21.5 In the event that any provision of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

                  21.6 Neither party shall be responsible for any failure or delay in performing its obligations under this Agreement due to unforeseen circumstances or to causes beyond such party's control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, governmental decrees or regulations, fire, floods, accidents, strikes, or shortages of transportation facilities, fuel, energy, or materials.

                  21.7 This Agreement and the Schedules are fully incorporated herein by this reference hereto and constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersedes in their entirety and any and all written or oral agreements previously existing between the parties with respect to such subject matter. The terms of this Agreement may be modified only by a writing which is signed by both parties.

                  21.8 The terms of this Agreement are intended solely for the benefit of the parties hereto. They are not intended to confer upon any Person the status of a third party beneficiary. Except as otherwise provided for by this Agreement, the terms hereto shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto.

                  21.9 This Agreement shall not be assigned by either party without the prior written consent of the other party, and the performance of its duties shall not be delegated, except as provided in this Agreement; provided, however, that either party may assign this Agreement to any entity which acquires substantially all of its assets and business.

                  21.10 The parties expressly acknowledge and agree that Searle shall act only as an independent contractor of TAb and that this Agreement shall not be deemed to create an agency, partnership, employment, or joint venture relationship between TAb and Searle. Nothing in this Agreement shall be construed as a grant of authority to Searle to accept any order, waive any right, incur any obligation or liability, enter into any agreement, grant any release or otherwise purport to act in the name of TAb. Nothing in this Agreement shall be construed as a grant of authority to TAb to accept any order, waive any right, incur any obligation or liability, enter into any agreement, grant any release or otherwise purport to act in the name of Searle. Except as expressly set forth herein, the parties agree that TAb shall neither exercise control over Searle's method of operations nor provide assistance to Searle.

                  21.11 Neither party hereto shall solicit any employee of the other party hereto without the prior written consent of the other party for a period of at least one year after termination of such employee's employment agreement with the other party.

                  21.12 The operations, policies and procedures of TAb, including those related to TAb's performance of this Agreement, are subject to the sole management and control of TAb. The operations, policies, and procedures of Searle, including those related to Searle's performance of this Agreement, are subject to the sole management and control of Searle.

                  21.13 This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

                  21.14 Nothing contained herein shall be construed as conferring by implication, estoppel, or otherwise any license or right under any patent, whether or not the exercise of any right herein granted necessarily employs an invention or any existing or later issued patent.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative effective on the date first set forth above.



G.D. SEARLE & CO.                           THERAPEUTIC ANTIBODIES INC



By: /s/ Phillip Needleman                   By:  /s/ Andrew J. Heath
    ------------------------------               -------------------------------
Name: Phillip Needleman, Ph.D.              Name: Andrew J. Heath
      ----------------------------                ------------------------------
Title: President, CEO                       Title: CEO
       ---------------------------                 -----------------------------